EXHIBIT NO. 99.(h) 10

AMENDMENT TO MASTER ADMINISTRATIVE SERVICES AGREEMENT

This AMENDMENT, dated as of June 1, 2019 (the “Amendment”), is made between Massachusetts Financial Services Company a Delaware Corporation (the “Administrator”) and each of the funds (or trusts acting on behalf of their series) identified from time to time on Exhibit A hereto (each a “Fund” and collectively the “Funds”).

WITNESSETH

WHEREAS, the Administrator and the Funds have entered into the MASTER ADMINISTRATIVE SERVICES AGREEMENT initially dated the 1st day of March, 1997, and as amended and restated as of August 1, 2014 (the “Agreement”); and

WHEREAS, the Administrator and the Funds desire to amend the Agreement as hereinafter set forth in connection with the Administrator performing administrative support services with respect to the Funds’ program to monitor and assess liquidity risks pursuant to Rule 22e-4 of the Investment Company Act of 1940, as amended;

ACCORDINGLY, in consideration of the mutual agreements herein contained, the Administrator and the Funds hereby agree as follows:

Section 1.  The existing Exhibit B (Administrative Services) to the Agreement is replaced in its entirety and replaced with the revised Exhibit B attached hereto.

Section 2.  The existing Exhibit D (Administrative Fee) to the Agreement is replaced in its entirety and replaced with the revised Exhibit D attached hereto.

Section 3.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affiliated, as of the date first written above.

On behalf of the MFS Family of Funds listed on Exhibit A to this Agreement

By:	JOHN P. KAVAHAUGH
John P. Kavanaugh
Chairman

MASSACHUSETTS FINANCIAL SERVICES COMPANY

By:	ROBERT J. MANNING
Robert J. Manning
Chairman